UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2005

METROPCS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-111470	75-2550006
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8144 Walnut Hill Lane Suite 800 Dallas, Texas		75231
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 265-2550

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 11, 2005, MetroPCS, Inc. (the “Company”) and GWI PCS1, Inc. (“GWI”), a wholly owned subsidiary of the Company, completed the sale for $230 million of all of GWI’s right, title, and interest in and to 10 MHz of GWI’s 30 MHz C Block personal communications services (“PCS”) license for the San Francisco-Oakland-San Jose basic trading area (the “San Francisco Spectrum”) to Cellco Partnership, a Delaware general partnership doing business as Verizon Wireless (“Verizon Wireless”), pursuant to that certain License Purchase Agreement, dated February 24, 2005, by and between the Company, GWI, and Verizon Wireless. The sale was structured as a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), through which GWI’s right, title and interest in and to the San Francisco Spectrum was exchanged for 10 MHz of PCS spectrum in the basic trading area of Detroit, Michigan and certain counties of the basic trading area of Dallas, Texas (collectively, the “Cingular Spectrum”) acquired from Cingular Wireless LLC and certain of its affiliates (collectively “Cingular”) for $230 million. The like-kind exchange was facilitated by All States 1031 X-Change Facilitator, LLC (“Qualified Intermediary”), an unaffiliated third party, that acted as the qualified intermediary in accordance with Treasury Regulations §1.1031(k)-1(g)(4), and All States Broadband, LLC (“All States”), an unaffiliated third party, that served as the exchange accommodation titleholder in accordance with Revenue Procedure 2000-37 for the Cingular Spectrum until the sale of the San Francisco Spectrum could be consummated. The purchase of the Cingular Spectrum was accomplished in two steps with the first step of the exchange occurring on February 23, 2005 when All States consummated the first step of the transaction with Cingular and the second step occurring on May 11, 2005 when GWI consummated the sale of the San Francisco Spectrum to Verizon Wireless via the Qualified Intermediary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROPCS, INC.

Date: May 12, 2005	BY:	/s/ Roger D. Linquist
Roger D. Linquist President and Chief Executive Officer